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                                                                    EXHIBIT 99.2

Quantech Ltd. Announces Formation of New Subsidiary

EAGAN, Minn., Dec. 13 /PRNewswire/ --

Quantech Ltd. (OTC Bulletin Board: QQQQ) today announced the decision of its Board of Directors to form a 100% Quantech owned corporation called FasTraQ, Inc. FasTraQ, Inc. is being formed to commercialize the "FasTraQ(TM)-ER" Patient Treatment Information System, which employs Quantech's proprietary surface plasmon resonance (SPR) and other technologies, in the field of emergency room
(ER) point-of-care diagnostics and patient information management. It will focus on completing the funding, regulatory filings, distribution partnering and commercial launch of the FasTraQ(TM)-ER product for the ER market. Funding of the new entity will be sought through private equity venture funds and other sources.

"With the recent FDA submission of our cardiac test panel, the FasTraQ(TM)-ER System is rapidly approaching commercial readiness and early-access customers are awaiting its availability," said Jim Lyons, Chairman of Quantech Ltd. "In order to fulfill this early demand, particularly in light of the current private equity investment environment, we have considered several alternatives to improving the fundability of the FasTraQ(TM)-ER launch effort. We believe FasTraQ, Inc. is currently the best vehicle to secure the venture-type capital that typically serves needs such as ours. Volatility in the public markets have made funding of bulletin board traded, micro-cap companies very difficult and highly dilutive. Our belief is that all Quantech assets can be better protected, while establishing a company better suited to venture funding."

Lyons continued, "The formation of this new company extends the model established with the formation of Quantech's HTS subsidiary in January 2000, by placing Quantech's proprietary assets in entities best suited to pursue funding, partnering and commercial success. In order to maintain the momentum and collaboration of both of our subsidiaries, Bob Case will assume the responsibilities of CEO of FasTraQ and Greg Freitag will continue as CEO of HTS. I will extend my current position as Chairman to include the CEO of the parent company, Quantech Ltd. Additional details will be provided as this restructuring is completed over the next few weeks." Quantech will retain the rights to non-ER diagnostics and veterinary applications of its intellectual property and may look to license or develop them. Quantech will receive royalties from its subsidiaries based on sales into their respective markets. The Board of Directors of Quantech, FasTraQ and HTS will be restructured and created to more closely align them with the ownership interests and market focus of each entity. FasTraQ's board will include Quantech representation.

Based in Eagan, Minn., FasTraQ, Inc. will be commercializing its FasTraQ(TM)-ER Emergency Room (ER) Patient Treatment Information Platform. The FasTraQ(TM)-ER will allow the ER staff to perform a menu of 20 time-critical diagnostic tests for multiple patients, simultaneously and directly from tubes of whole blood. The platform will also allow the wireless delivery of test results directly to the appropriate ER physician at bedside in less than 15 minutes, through its ReaLinQ(TM) handheld communicators.

Quantech also holds majority ownership of HTS Biosystems, Inc., (http://www.htsbiosystems.com ), a company providing its PROTEOMATRIX(TM) solution



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which is a unique portfolio of innovative, proprietary detection technologies, chemistries and bioinformatics forming a matrix of tools that addresses the proteomics market.

"Safe Harbor" statement under the Private Securities Litigation Reform Act of 1995: Any statements which are not historical facts contained in this release are forward looking statements that involve risk and uncertainties, including but not limited to those relating to near term financing commitments, product demand, pricing, market acceptance, the effect of economic conditions, the validity and enforceability of intellectual property rights, the outcome of government regulatory proceedings, competitive products, risks in product and technology development, the ability to complete transactions, and other risks identified in the Company's Securities and Exchange Commission filings.